Exhibit 77D

On December 2, 2010, a Form Type 497, Accession No. 0000898432-10-001502, which included a supplement to the Registrant’s Statement of Additional Information dated March 1, 2010, as last supplemented on December 1, 2010, was filed with the Securities and Exchange Commission.  This supplement is hereby incorporated by reference as part of the response to Item 77D of the Registrant’s Form N-SAR.  The supplement disclosed, among other things, certain changes that were made to the policies with respect to security investments of the Eagle Capital Appreciation Fund, the Eagle Growth & Income Fund and seven series of the Eagle Series Trust, which are the Eagle International Equity Fund, Eagle Investment Grade Bond Fund, Eagle Large Cap Core Fund, Eagle Mid Cap Growth Fund, Eagle Mid Cap Stock Fund, Eagle Small Cap Core Value Fund and Eagle Small Cap Growth Fund.